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                   CAPITAL HOLDING CORPORATION                      Exhibit   12
COMPUTATION OF HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS
                                  (Unaudited)



                                                                                       YEARS ENDED DECEMBER 31
                                                                     ----------------------------------------------------------
                                                                        1993        1992        1991        1990        1989
                                                                     ----------  ----------  ----------  ----------  ----------
                                                                                 (Amounts in thousands except ratios)
EARNINGS AS ADJUSTED:
Pretax income from continuing operations.........................    $  487,058  $  452,027  $  345,936  $  224,712  $  384,527
Interest expense, excluding interest on
   banking deposits, annuities and other
   financial products............................................        72,888      78,784      89,535      63,859      55,469
Portion of rent expense representing the
   interest factor...............................................         8,170       9,254       5,335       5,348       5,692
                                                                     ----------  ----------  ----------  ----------  ----------
     Subtotal....................................................       568,116     540,065     440,806     293,919     445,688
Interest expense on banking deposits.............................        54,025      64,472      86,999      96,440     112,470
                                                                     ----------  ----------  ----------  ----------  ----------
     Subtotal....................................................       622,141     604,537     527,805     390,359     558,158
Interest expense on annuities and other
   financial products............................................       682,960     704,147     756,918     709,668     563,733
                                                                     ----------  ----------  ----------  ----------  ----------
     Total.......................................................    $1,305,101  $1,308,684  $1,284,723  $1,100,027  $1,121,891
                                                                     ==========  ==========  ==========  ==========  ==========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
Interest incurred, excluding interest incurred
   on banking deposits, annuities and other
   financial products...........................................     $   72,888  $   81,024  $   88,875  $   62,326  $   53,850
Preferred stock dividend requirements...........................         11,319      16,067      14,361      14,097      14,665
Portion of rent expense representing the
   interest factor..............................................          8,170       9,254       5,335       5,348       5,692
                                                                     ----------  ----------  ----------  ----------  ----------
     Subtotal...................................................         92,377     106,345     108,571      81,771      74,207
Interest incurred on banking deposits...........................         54,025      64,472      86,999      96,440     112,470
                                                                     ----------  ----------  ----------  ----------  ----------
     Subtotal...................................................        146,402     170,817     195,570     178,211     186,677
Interest incurred on annuities and other
   financial products...........................................        686,204     704,147     756,918     709,668     563,733
                                                                     ----------  ----------  ----------  ----------  ----------
     Total......................................................     $  832,606  $  874,964  $  952,488  $  887,879  $  750,410
                                                                     ==========  ==========  ==========  ==========  ==========

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:

Excluding interest on banking deposits,
   annuities and other financial products (1)...................            6.1         5.1         4.1         3.6         6.0

Including interest on banking deposits (2)......................            4.2         3.5         2.7         2.2         3.0

Including interest on banking deposits, annuities
   and other financial products (3).............................            1.6         1.5         1.3         1.2         1.5

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(1) For the purpose of computing the ratio of earnings to fixed charges and preferred stock dividends, earnings have been calculated by adding to pretax income from continuing operations the amount of fixed charges reduced for capitalized interest and preferred stock dividend requirements and increased for amortization of previously capitalized interest. Fixed charges consist of interest on debt, preferred stock dividend requirements and a portion of net rental expense, approximately one-third, deemed to represent interest.

(2) Computation of this ratio is the same as described in note (1) above except that fixed charges also includes interest on banking deposits.

(3) Computation of this ratio is the same as described in note (1) above except that fixed charges also includes interest on banking deposits, annuities, and other financial products.